Exhibit 11
          STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

NET LOSS PER SHARE
Net loss per share is calculated as follows:
(in thousands)

                                                     1999         1998        1997
                                                  ---------    ---------    --------
Net loss                                          $ (17,328)   $ (18,728)   $(21,817)
                                                  =========    =========    ========

BASIC:
     Weighted average common shares outstanding      10,000        5,365       2,073
                                                  =========    =========    ========

     Net loss per common share                    $   (1.73)   $   (3.49)   $ (10.53)
                                                  =========    =========    ========

DILUTED:
     Weighted average common shares outstanding      10,000        5,365       2,073
     Effect of dilutive securities:
         Convertible notes                             --           --          --
         Stock options                                 --           --          --
         Warrants                                      --           --          --
                                                  ---------    ---------    --------
     Weighted average common and common
         equivalent shares outstanding               10,000        5,365       2,073
                                                  =========    =========    ========

     Net loss per common and common
         equivalent share                         $   (1.73)   $   (3.49)   $ (10.53)
                                                  =========    =========    ========